Exhibit 99.1

    ALFACELL CORPORATION ANNOUNCES APPOINTMENT OF ROBERT D. LOVE AS NEW CHIEF
                                FINANCIAL OFFICER

     Former SmithKline Beecham Executive Joins the Alfacell Management Team

     BLOOMFIELD, N.J., May 25 /PRNewswire-FirstCall/ -- Alfacell Corporation (Nasdaq: ACEL), a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer and other life-threatening diseases, today announced the appointment of Robert D. Love, CPA, MBA, to the position of Chief Financial Officer, effective immediately. Love succeeds Andrew Savadelis, who is leaving the company to pursue other business opportunities.

     "We thank Andrew Savadelis for his contributions, and wish him well in his new endeavors," stated Kuslima Shogen, Chief Executive Officer of Alfacell. "We are also very pleased to welcome Bob Love to our management team. Bob is a highly accomplished, senior-level executive in the pharmaceutical industry. His proven track record and extensive experience in high-profile leadership positions across several disciplines will prove invaluable to our continuing efforts to expand and execute our business strategy."

     Mr. Love has over 25 years of domestic and international experience in the pharmaceutical industry. Love has held senior-level positions in Finance, Corporate Development and Marketing with P&L responsibility at large, privately-held companies as well as major, publicly-traded global pharmaceutical corporations. Most recently, Love served as Senior Vice President, CFO and COO of TriGenesis Therapeutics, Inc., a start-up specialty pharmaceutical company that he co-founded. From 1998 through 2002, Love served as both Senior Vice President in charge of Business Partnering and Senior Vice President, Finance and Acquisitions at Innovex, a division of Quintiles Transnational Corporation, the world's leading pharmaceutical services organization. Prior to Innovex, Love was CFO at Mutual Pharmaceuticals/United Research Labs from 1995 to 1998.

     From 1976 through 1995, Love held several senior management positions at SmithKline Beecham, including Vice President and Director, Strategic Product Development -- Worldwide from 1993 to 1995, Vice President, CFO in the UK -- one of the Company's largest ex-U.S. operations -- from 1991 to 1993, and Director, Finance -- North America from 1988 to 1991.

     Mr. Love began his career as an accountant at Coopers and Lybrand in 1972. He earned a B.A. in Accounting from Rutgers University and a MBA with a concentration in Finance/Marketing from Villanova University. He is a Certified Public Accountant.

     "I am very pleased to be joining the Alfacell team at such an exciting time in the Company's history," stated Love. "Alfacell has a sound corporate vision, talented leadership group, novel technology platform and promising portfolio of product candidates. As such, the Company is very well-positioned to achieve several important milestones, and is on a clear path toward becoming a fully integrated biopharmaceutical company. I look forward to working with my new colleagues to accelerate our growth in the near-term and the future."

     About Alfacell Corporation
     Alfacell Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer and other life-threatening diseases, using its proprietary ribonuclease (RNase) technology platform. ONCONASE(R) (ranpirnase), Alfacell's lead investigational drug candidate, is currently being evaluated in a confirmatory Phase IIIb trial for malignant mesothelioma (MM) and a Phase I/II trial in Non-Small Cell Lung Cancer (NSCLC). According to industry data, the estimated global market for MM is $300 million, while the NSCLC market is expected to exceed $4 billion by 2012. For more information, please visit www.alfacell.com.

     This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the enrollment of patients, the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

     Alfacell Corporation:           Investor/Media Relations:
     Kuslima Shogen                  Elite Financial Communications
     Robert Love                     Andrea Strittmatter
     (973) 748-8082                  (407) 585-1080
     info@alfacell.com               acel@efcg.net

SOURCE  Alfacell Corporation
     -0-                             05/25/2005
     /CONTACT: Kuslima Shogen, or Robert Love, both of Alfacell Corporation, +1-973-748-8082, info@alfacell.com; or Investor/Media Relations, Andrea Strittmatter of Elite Financial Communications, +1-407-585-1080, acel@efcg.net, for Alfacell Corporation/
     /Web site:  http://www.alfacell.com /